Mail Stop 4561
      November 22, 2005

VIA U.S. MAIL AND FAX (386) 274-1223

Mr. William H. McMunn
President and Chief Executive Officer
Consolidated-Tomoka Land Co.
1530 Cornerstone Boulevard, Suite 100
Daytona Beach, FL 32117

      Re:	Consolidated-Tomoka Land Co.
      	Form 10-K for the year ended December 31, 2004
      	Filed March 14, 2005
      File No. 0-5556

Dear Mr. McMunn:

      We have completed our review of your Form 10-K and do not, at this time, have any further comments.

								Sincerely,



Daniel L. Gordon
Branch Chief